EXHIBIT 99.1

Imaging Diagnostic Systems Renews CEO’s Three-Year Contract

Fort Lauderdale, Florida, January 22, 2007—Imaging Diagnostic Systems, Inc., (OTCBB: IMDS) announced that it has renewed the employment contract of its CEO, Tim Hansen, through January 2010.

“Our board is very pleased with Tim’s vision, leadership and execution,” stated Jay Bendis, Co-Chairman of IDSI. “We have great confidence in our CT Laser Mammography technology and our strategic initiatives. This new three-year agreement is an important step toward meeting the Company’s objectives.”

Hansen commented, “CTLM offers real solutions to serious breast cancer detection and treatment problems.  We are well on the way not only to bring CTLM to the global market but also to take advantage of the family of clinical solutions made possible by this technology.  We have an excellent leadership team, full command of laser breast imaging technologies, and the motivation to serve customers.  I am pleased to extend my commitment to build shareholder value by helping us move from a development stage company to full commercialization.”

Hansen was appointed CEO of Imaging Diagnostic Systems in July 2004.

The CTLM® system is a new continuous wave laser breast imaging system that utilizes state-of-the-art technology and patented algorithms to create 3-D images of the breast. The procedure is non-invasive, painless, and does not expose the patient to radiation or require breast compression. In the United States, Imaging Diagnostic Systems is seeking FDA Premarket Approval (PMA) for the Computed Tomography Laser Mammography (CTLM®) system to be used as an adjunct to mammography. The FDA has determined that the Company’s clinical investigation is a non-significant risk (NSR) investigational device study because it does not meet the definition of a significant risk (SR) device under 812.3(m) of the investigational device exemptions (IDE) regulation (21 CFR 812). The CTLM system is limited by United States Federal Law to investigational use only in the United States. The Imaging Diagnostic Systems CTLM system has received other registrations including CE, CMDCAS Canadian License, China SFDA, UL, ISO 9001:2000, ISO 13485:2003 and FDA export certification.

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company’s filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Relations:
Rick Lutz
404-261-1196
lcgroup@mindspring.com